Filed pursuant to Rule 433

dated February 29, 2016

Relating to

Preliminary Pricing Supplement dated February 29, 2016 to

Prospectus Supplement dated May 6, 2015 and

Prospectus dated November 18, 2014

Registration Statement No. 333-200353

Pricing Term Sheet for 1.90% Secured Medium-Term Notes, Series K, due March 15, 2021

PUBLIC SERVICE ELECTRIC AND GAS COMPANY (PSE&G)

Issuer: Public Service Electric and Gas Company

Trade Date: February 29, 2016

Original Issue Date/Settlement Date: March 3, 2016

Principal Amount: $300,000,000

Price to Public: 99.842% of Principal Amount, plus accrued interest, if any, from March 3, 2016 if settlement occurs after that date

Interest Rate: 1.90% per annum

Interest Payment Dates: March 15 and September 15, commencing September 15, 2016

Redemption: As specified in Preliminary Pricing Supplement dated February 29, 2016. Make Whole amount during the Make Whole Redemption Period to be determined at a discount rate equal to the Treasury Rate plus 12.5 basis points (0.125%).

Maturity Date: March 15, 2021

CUSIP: 74456QBP0

Joint Book-Running Managers:

BNP Paribas Securities Corp. ($38,250,000)

Mitsubishi UFJ Securities (USA), Inc. ($38,250,000)

Mizuho Securities USA Inc. ($38,250,000)

Scotia Capital (USA) Inc. ($38,250,000)

CIBC World Markets Corp. ($26,460,000)

Citigroup Global Markets Inc. ($26,460,000)

TD Securities (USA) LLC ($26,460,000)

Co-Managers:

BNY Mellon Capital Markets, LLC ($13,560,000)

Credit Agricole Securities (USA) Inc. ($13,560,000)

U.S. Bancorp Investments, Inc. ($13,560,000)

Wells Fargo Securities, LLC ($13,560,000)

Loop Capital Markets LLC ($6,690,000)

The Williams Capital Group, L.P. ($6,690,000)

The issuer has filed a registration statement (including a prospectus, a prospectus supplement and a preliminary pricing supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, the prospectus supplement and the preliminary pricing supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you these documents if you request them by calling BNP Paribas Securities Corp. toll free at 1-800-854-5674, Mitsubishi UFJ Securities (USA), Inc. toll free at 1-877-649-6848, Mizuho Securities USA Inc. toll free at 1-866-271-7403 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.